Exhibit 99.1

Media Contact:

Eddie Northen, Rollins CFO

404-888-2242

FOR IMMEDIATE RELEASE

Orkin Establishes Five New International Franchises

ATLANTA, August 24, 2016 – Rollins, Inc., a leading global consumer and commercial services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary, Orkin, expanded its presence in South America and Asia with the addition of five new franchises. The new franchises are located in Bauru, Santa Catarina, and Parana, Brazil; Mongolia; and Pakistan.

“We are excited to expand our presence in South America and Asia and believe that these new franchises provide a great opportunity for us, as we continue to grow our Orkin brand internationally,” said Tom Luczynski, Orkin group vice president of global development and franchising.

The new franchises will offer commercial and residential pest control, and termite services.

The franchisees recently completed their initial training at the company's award-winning training center in Atlanta, and will receive local follow-up training throughout the year.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods.  The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at www.orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.